UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2012

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)
(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

On May 10, 2012, SunPower Corporation, a Delaware corporation (“SunPower”), entered into an amendment (the "Amendment") to the Amended and Restated Rights Agreement, dated as of November 16, 2011 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, as rights agent (the “Rights Agent”).  The Amendment changed the Purchase Price (as defined in the Rights Agreement) to $35.00 per right, subject to adjustment, and expanded the definition of "Beneficial Ownership" to include, among other things, certain derivative or synthetic arrangements having characteristics of a long position in SunPower's common stock.  The Rights (as defined in the Rights Agreement) are in all respects subject to and governed by the provisions of the Rights Agreement, as amended.  The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 4.1 hereto and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 9, 2012, SunPower held its annual meeting of stockholders. At the meeting, Arnaud Chaperon, Jerome Schmitt and Pat Wood III were nominated and re-elected as Class I directors and will serve until the annual meeting of stockholders in 2015 or until their duly qualified successors are elected. In addition, the stockholders approved, in a non-binding advisory vote, the compensation of SunPower's named executive officers. The results of stockholder voting are summarized below.

1. Proposal One - re-election of each of the nominated Class I directors:

Number of Votes
	For	Withheld	Broker Non-Votes
Arnaud Chaperon	86,989,600	9,759,725	—
Jerome Schmitt	86,770,355	9,978,970	—
Pat Wood III	87,252,208	9,497,117	—

2. Proposal Two - the approval, on an advisory basis, of the compensation of SunPower's named executive officers:

Number of Votes
For	Against	Abstain	Broker Non-Votes
82,265,680	14,280,208	203,437	—

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Amendment No. 1 to Amended and Restated Rights Agreement, dated May 10, 2012, by and between the Registrant and Computershare Trust Company, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: May 10, 2012	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer